Exhibit 15.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in Registration Statement Nos. 333-33094, 333-65968, 333-97249, 333-103768, 333-107727, 333-149828, 333-155527, 333-170716, 333-175852, and 333-184558 on Form S-8 and in Registration Statement No. 333-205710 on Form F-3ASR of our reports dated 16 May 2018, relating to the consolidated financial statements of National Grid plc and subsidiaries (the “Company”), and the effectiveness of the Company’s internal control over financial reporting, appearing in this Annual Report on Form 20-F of National Grid plc for the year ended 31 March 2018.

/s/ Deloitte LLP
London, United Kingdom
4 June 2018